                                    AGREEMENT

                  AGREEMENT dated as of June 16, 1998, among Carlton Communications Plc, a company organized under the laws of England ("Parent"), Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the other parties signatory hereto (each a "Stockholder" and collectively, the "Stockholders").

                              W I T N E S S E T H :

                  WHEREAS, contemporaneously herewith, Parent, Sub and Nimbus CD International, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to and subject to the conditions of which Sub will, as soon as practicable (and not later than five business days) after the execution and delivery of the Merger Agreement, commence an offer to purchase all of the issued and outstanding shares of Company Common Stock (the "Offer") and Sub will be merged with and into the Company (the "Merger"); and

                  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Sub have required that the Stockholders agree, and the Stockholders have each agreed, to enter into this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1.       Definitions.  For purposes of this Agreement:

                  (a) "Company Common Stock" shall mean at any time the common stock, $0.01 par value, of the Company.

                  (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  2.       Tender of Shares.

                  (a) Each Stockholder hereby agrees to, as promptly as practicable (and in no event later than the tenth day (or if such day is not a business day, the next succeeding business day immediately thereafter) after commencement of the Offer), validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer (provided that the Offer is not amended in a manner prohibited by the Merger Agreement), in a timely manner for acceptance by Sub in the Offer, the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares" and, together with any shares of Company Common Stock acquired by such Stockholder after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise and acquired by such Stockholder solely in its capacity as a stockholder, the "Shares"), owned by such Stockholder. Each Stockholder hereby acknowledges and agrees that Sub's obligation to accept for payment and pay for Company Common Stock in the Offer, including the Shares, is subject to the terms and conditions of the Offer.

                  (b) Each Stockholder agrees that if (i) at any time prior to the expiration or termination of the Offer, (A) any Person shall have become the beneficial owner of 50% or more of the outstanding shares of Common Stock or (B) any Person makes or publicly announces an intention to make an Acquisition Proposal or (C) the Company enters into an agreement with any Person with respect to an Acquisition Proposal and (ii) at any time (x) in the case of (A) within one year thereafter, (y) in the case of (B), within the period ending on the thirtieth day after the withdrawal of such Acquisition Proposal, unless such Person or any of its affiliates shall have entered into an Agreement with the Company or any one or more Stockholders or their respective affiliates regarding an Acquisition Proposal or have publicly announced a new or amended Acquisition Proposal (in which event the termination of such period shall be tolled) and (z) in the case of (C), within the period ending on the thirtieth day after the termination of such agreement, unless such Person or any of its affiliates shall have entered into a new or amended agreement with the Company or any one or more Stockholders or their respective affiliates regarding an Acquisition Proposal or have made or publicly announce an intention to make an Acquisition Proposal (in which event the termination of such period shall be tolled), such Stockholder sells or otherwise transfers or disposes of any of such Stockholder's Existing Shares or any other shares of Common Stock of which such Stockholder becomes the owner prior to the date of such sale or other transfer or disposition or any shares of Common Stock that such Stockholder currently has the right to acquire then, such Stockholder shall, as promptly as practicable (but in any event within two business days after the later of the date of such sale or other transfer or disposition, provided, that, if the fair market value of any portion of the consideration is subject to the process for determination of its fair market value set forth below, the payment relating to such portion of the consideration shall be made no later than two business days after the date of agreement or such determination) pay to Sub (or its designee) by wire transfer of immediately available funds an amount in cash equal to the product of (i) the number of such shares of Common Stock so sold or otherwise transferred and (ii) the positive difference between value of the consideration per share of Common Stock paid pursuant to such sale or other transfer or disposition and $11.50. For purposes of the foregoing, the parties agree that the value of the consideration per share of Common Stock paid pursuant to such sale or other transfer or disposition shall be deemed to include the value of any dividends or other distributions of any kind whatsoever (including, by means of stock dividend, cash dividend, stock split, recapitalization, combination, reorganization, exchange of shares of Common Stock or otherwise) received or distributable in respect of such shares of Common Stock held on or prior to the date of such sale or other transfer or disposition and that no Stockholder shall sell, distribute or otherwise transfer (including by means of liquidation) such shares of Common Stock to any of its limited partners, general partners, family members or other affiliates unless such transferee first agrees in writing for the benefit of Sub and Parent (in form reasonably satisfactory to Sub and Parent) that such transferee agrees to be bound by the provisions of this Agreement. For purposes of determining the value of the consideration paid per share of Common Stock and the value of any distributions with respect to shares of Common Stock, the parties agree that (i) the value of any part of such consideration or distribution paid in cash shall be such cash value and (ii) any part of such consideration or distribution paid in securities or other property shall be valued at the fair market value of such securities or other property as of the date of such sale or other transfer or disposition. For purposes of the preceding clause (ii), the parties agree that the fair market value of securities or other property shall be determined as follows: (A) if such securities or other property are publicly traded, the fair market value of such securities or other property shall be the average of the high and low sales prices of such securities or other property as publicly reported by or for the principal exchange or other market on which such securities or other property are traded on the date of such sale or other transfer or disposition and (B) if such securities or other property are not publicly traded and the parties cannot otherwise agree on their fair market value within two business days after the sale or other transfer or disposition, by averaging the fair market values of such securities or other property as determined within five business days after such sale or other transfer or disposition by two internationally recognized investment banking firms, one chosen by Sub and one chosen by the Stockholders (acting together); provided, however, that if such investment banking firms shall fail to make such determinations within such time period or the fair market values of such securities or other property as of the date of such sale or other transfer or disposition as determined by such investment banking firms differ by more than 10% of the lower of the two values, such determination (which shall be final and binding on all parties hereto) shall be made witin 10 business days after the sale or other transfer or disposition by a third internationally recognized investment banking firm chosen by the other two investment banking firms. The parties agree to use reasonable best efforts to ensure the prompt payment, and if necessary, the prompt determination of the fair market value of any securities or other property pursuant to this paragraph, it being understood and agreed that, without limiting the generality of the foregoing, it is the intent of the parties that Sub, and not the Stockholders, should receive the value of the consideration in excess of $11.50 from any sale or other transfer or disposition of the shares of Common Stock subject to this Agreement as a result of any change in control or agreement relating to or public announcement of the making of or an intention to make an Acquisition Proposal prior to the date the Offer is terminated or otherwise expires. For purposes of this Agreement, an Acquisition Proposal shall be deemed to include an acquisition (or series of acquisitions) by the Company pursuant to which the Company issues shares of Common Stock constituting, in the aggregate, more than the number of issued and outstanding shares of Common Stock as of the date of this Agreement and, in such circumstances, the value of the consideration received for the shares of Common Stock subject to this paragraph shall be the fair market value of such shares of Common Stock as of the date of any such acquisitions by the Company.

                  (c) Each Stockholder hereby agrees to permit Parent and Sub to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

                  3. Provisions Concerning Company Common Stock. Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 8 hereof at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) the Shares owned by such Stockholder whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement; and
(iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; or (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of Company's Certificate of Incorporation or By-laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone, or materially adversely affect the Offer, the Merger or the consummation of the transactions contemplated by this Agreement and the Merger Agreement. No Stockholder shall enter into any agreement or understanding with any Person or entity the effect of which would be to violate the provisions and agreements contained in this Section 3.

                  4. Representations and Warranties of the Stockholders. Each Stockholder, as to itself, hereby severally represents and warrants to Sub and Parent as follows:

                  (a) Legal Status. If such Stockholder is a corporation, partnership or other similar business entity, such Stockholder is a duly organized and validly existing corporation, partnership or other similar business entity, as the case may be, in good standing under the laws of its jurisdiction of organization.

                  (b) Ownership of Shares. Such Stockholder is the record and beneficial owner of the number of Shares set forth opposite such Stockholder's name on Schedule I hereto. On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned by such Stockholder. Except as set forth on Schedule I, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Other than this Agreement and the Merger Agreement, there is no option, warrant, right, call, proxy, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the sale, pledge or other transfer or disposition of any of the Existing Shares, any interest therein or any rights with respect thereto, or related to the voting, disposition or control of the Existing Shares, or (ii) obligates such Shareholder to grant, offer or enter into any of the foregoing.

                  (c) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to execute, deliver and enter into this Agreement, comply with all of terms and provisions of this Agreement, perform all of such Stockholder's obligations under this Agreement and consummate all of the transactions involving such Stockholder contemplated by this Agreement and has taken all necessary corporate or other action necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly authorized (if such Stockholder is a corporation, partnership or other similar business entity), executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by general principles of equity. There is no other person whose consent is required for the execution, delivery and performance of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby whose unconditional and irrevocable consent has not heretofore been obtained.

                  (d) No Conflicts. Except for the required filings and the expiration or earlier termination of the required waiting period under the HSR Act, (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) if such Stockholder is a corporation, partnership or other similar business entity, conflict with or violate the certificate of incorporation, bylaws, partnership agreement or other organizational documents or instruments of such Stockholder, as the case may be,
(2) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or to which any of its properties or assets are subject or (4) result in the creation of any claims, liens, restrictions, security interests, pledges, limitations and encumbrances of any kind.

                  (e) No Encumbrances. Such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances of any kind whatsoever, except for any such encumbrances or proxies arising hereunder. The transfer by such Stockholder of its Shares to Sub in the Offer or otherwise pursuant to this Agreement shall pass to and unconditionally vest in Sub good and valid title to all Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances of any kind whatsoever.

                  (f) Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of such Stockholder or any of its Affiliates (other than the Company) is, or will be, entitled to any commission or broker's or finder's fees from any Person other than such Stockholder or its Affiliates (other than the Company) in connection with any of the sale of its Shares as contemplated by this Agreement.

                  (g) Offer Documents and Schedule 14D-9. None of the information supplied by such Stockholder for inclusion or incorporation by reference in the Offer Documents, the Company's Schedule 14D-9, at the respective times the Offer Documents or the Company's Schedule 14D-9 are filed with the SEC and the date they are first published, sent or given to the holders of Common Stock, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Such Stockholder agrees promptly to correct any information provided by it for use in the Offer Documents, or the Company's
Schedule 14D-9 that shall be, or shall have become, false or misleading in any material respect.

                  (h) Reliance by Parent. Such Stockholder understands and acknowledges that Sub and Parent are each entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

                  5. Covenants of the Stockholders. Each Stockholder covenants and agrees as follows:

                  (a) Restriction on Transfer, Proxies and Non-Interference. Beginning on the date hereof and ending on the date this Agreement shall terminate pursuant to Section 8 hereof, such Stockholder shall not (i) except as contemplated by the Offer or this Agreement, directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

                  (b) Waiver of Appraisal Rights. Such Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

                  (c) Stop Transfer; Changes in Shares. Such Stockholder agrees with, and covenants to, Parent and Sub that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made to Sub in compliance with the Offer or this Agreement. In the event of a stock dividend or distribution, or any change in the capital stock of the Company by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and the purchase price per Share shall be appropriately adjusted. Such Stockholder shall be entitled to receive any cash dividend paid by the

Company during the term of this Agreement until its Shares are purchased in the Offer or hereunder.

                  (d) Exclusive Dealing. (a) Such Stockholder and each of its officers, directors, employees, representatives, consultants, investment banker, attorneys, accountants, agents or advisors (collectively "Agents") shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any purchase of such Stockholder's Shares or any Acquisition Proposal (as defined below). Such Stockholder shall not, directly or indirectly, take (and no Stockholder shall authorize or permit its Agents to so take) any action to (i) encourage, solicit or initiate the making of any offer to purchase such Stockholder's Shares or any Acquisition Proposal, (ii) enter into any agreement with respect to any offer to purchase such Stockholder's Shares or any Acquisition Proposal, or (iii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Sub) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any offer to purchase such Stockholder's Shares or any Acquisition Proposal.

                  6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not require any Stockholder, acting in his capacity as an officer or director of the Company, to breach his fiduciary duties as a director of the Company to the Company and its stockholders.

                  7.       Miscellaneous.

                  (a) Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  (b) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (c) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                  (d) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party provided that Parent and Sub may assign, at their respective sole discretion, their respective rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, although no such assignment shall relieve Parent or Sub of their respective obligations hereunder if such assignee does not perform such obligations and provided further that, in the event of a Stockholder's death or incapacity, such Stockholder's rights hereunder shall inure to his heirs, guardians, administrators or successors.

                  (e) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the relevant parties (e.g., Parent, Sub and, any one or more Stockholders with respect to the respective rights and obligations as among Parent, Sub and such Stockholders under this Agreement).

                  (f) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to a Stockholder:  At the address set forth on Schedule I hereto

     copy to:          White & Case LLP
                       1155 Avenue of the Americas
                       New York, New York 10036

                       Attention:  William F. Wynne, Jr.

     If to Parent:

                       Carlton Communications Plc
                       25 Knightsbridge
                       London SW1X 7RZ England

                       Attention: David Abdoo
     copy to:          Sullivan & Cromwell
                       125 Broad Street
                       New York, New York 10004

                       Attention: David M. Kies

     If to Sub:

                       Neptune Acquisition Corp.
                       3233 East Mission Oaks Blvd.
                       Camarillo, California 93012

                       Attention: Thomas Collins

     copy to:          Sullivan & Cromwell
                       125 Broad Street
                       New York, New York 10004

                       Attention: David M. Kies

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (g) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (h) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (k) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

                  (l) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (m) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (m) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purposes. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

                  (n) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (o) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                  8. Termination. This Agreement (other than Section 2(b) and Sections 7 and 8 which shall survive termination of this Agreement until any amounts due and payable by any Stockholder pursuant to Section 2(b) have been paid) shall terminate upon the termination of the Merger Agreement pursuant to
Article VI thereof and thereafter no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect except that nothing in this Section 8 shall relieve any party of liability for a breach of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, each of Parent, Sub and the Stockholders has caused this Agreement to be duly executed as of the day and year first above written.

                  CARLTON COMMUNICATIONS PLC

                  By:
                       --------------------------------------
                       Name:
                       Title:

                  NEPTUNE ACQUISITION CORP.

                  By:
                       --------------------------------------
                       Name:
                       Title:

                                  STOCKHOLDERS


Name of Stockholder                                                    Number of Existing Shares
-------------------                                                    -------------------------
BEHRMAN CAPITAL L.P.                                                            3,306,037
By:  Behrman Brothers L.P.,  general partner

       By:
            -------------------------------
            Darryl Behrman, general partner

BEHRMAN CAPITAL "B" L.P.                                                          298,278
By:  Behrman Brothers L.P.,  general partner

       By:
            -------------------------------
            Darryl Behrman, general partner

STRATEGIC ENTREPRENEUR FUND, L.P.                                                  65,751

By:
    ---------------------------------------
    Darryl Behrman, general partner

                                                                                ----------
                                                              Subtotal          3,670,066


         The address of the foregoing Stockholders is 126 E.56th Street, New York, New York 10022, Attention: Darryl Behrman.

                  (LIST OF STOCKHOLDERS CONTINUED ON NEXT PAGE)


Name of Stockholder                                                    Number of Existing Shares
-------------------                                                    -------------------------
McCOWN DE LEEUW & CO. III, L.P.                                                 4,478,412
By:  MDC Management Company III, L.P., general partner

        By:
            ------------------------------
            Charles Ayres, general partner

McCOWN DE LEEUW & CO. (Europe) III, L.P.                                          774,046
By:  MDC Management Company IIIA, L.P., general partner

        By:
            ------------------------------
            Charles Ayres, general partner

McCOWN DE LEEUW & CO. (Asia) III, L.P.                                             82,931
By:  MDC Management Company IIIA, L.P., general partner

        By:
            ------------------------------
            Charles Ayres, general partner

GAMMA FUND LLC                                                                    193,512

By:
     ----------------------------------
        Charles Ayres, member

                                                                                -----------
                                                              Subtotal          5,528,901


         The address of each of the foregoing Stockholders is 101 East 52nd Street, New York, New York 10022. Attention Charles Ayres.

--------------------------------------                                0
Lyndon J. Faulkner

--------------------------------------                          174,355
L. Steven Minkel
\

         The address of each of the foregoing Stockholders is Nimbus CD International Inc.,
623 Welsh Run Road, Guildford Farm, Ruckersville, Virginia 22968

                                                              ---------
                                   TOTAL SHARES               9,373,322
                                                              ---------
